INTERIM SUB-ADVISORY AGREEMENT
                         NATIONS MASTER INVESTMENT TRUST


         THIS AGREEMENT is made as of March 6, 2000, by and among BANC OF AMERICA ADVISORS, INC. (formerly NationsBanc Advisors, Inc.), a North Carolina corporation (the "Adviser"), GARTMORE GLOBAL PARTNERS, a general partnership organized under the laws of the State of Delaware (the "Sub-Adviser"), and NATIONS MASTER INVESTMENT TRUST (the "Trust"), on behalf of the portfolio or portfolios of the Trust as now or hereafter may be identified on Schedule I hereto (each a "Master Portfolio" and collectively, the "Master Portfolios").

                                    RECITALS

         WHEREAS, the Trust is a Delaware business trust registered under the Investment Trust Act of 1940, as amended (the "1940 Act") as an open-end, series management investment company; and

         WHEREAS, the Adviser is a national bank that serves as investment adviser to other registered investment companies and various investment accounts; and

         WHEREAS, the Sub-Adviser is registered under the Investment Advisers Act of 1940, as amended (the "Advisers Act"), as an investment adviser and engages in the business of acting as an investment adviser, and is regulated by the Investment Management Regulatory Organization Limited ("IMRO") of the United Kingdom in the conduct of its investment business and is a member of IMRO; and

         WHEREAS, the Adviser and the Trust have entered into an Investment Advisory Agreement (the "Investment Advisory Agreement"), pursuant to which the Adviser shall act as investment adviser with respect to the Master Portfolios; and

         WHEREAS, pursuant to such Investment Advisory Agreement, the Adviser, with the approval of the Trust, wishes to retain the Sub-Adviser for purposes of rendering advisory services to the Adviser and the Trust in connection with the Master Portfolios upon the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt whereof is hereby acknowledged, the parties hereto agree as follows:

         1. APPOINTMENT OF SUB-ADVISER. The Adviser hereby appoints, and the Trust hereby approves, the Sub-Adviser to render investment research and advisory services to the Adviser and the Trust with respect to some portion or all of the assets of the Master Portfolios as the Adviser may determine from time to time, under the supervision of the Adviser and subject to the policies and control of the Trust's Board of Trustees, and the Sub-Adviser hereby accepts such appointment, all subject to the terms and conditions contained herein.

         2. INVESTMENT SERVICES. The specific duties of the Adviser delegated to the Sub-Adviser shall be the following:

                  (a) obtaining and evaluating pertinent information about significant developments and economic, statistical and financial data, domestic, foreign or otherwise, whether affecting the economy generally or the Master Portfolios specifically, and whether concerning the individual issuers whose securities are included in the Master Portfolios or the activities in which such issuers engage, or with respect to securities which the Adviser or Sub-Adviser considers desirable for inclusion in the Master Portfolios;

                  (b) investing and reinvesting, on an ongoing basis, assets held in the Master Portfolios in strict accordance with the investment policies of the Master Portfolios as set forth in the registration statement of the Trust with respect to the Master Portfolios, as the same may be amended from time to time;

                  (c) in accordance with policies and procedures established by the Board of Trustees of the Trust and the Adviser, selecting brokers and dealers to execute portfolio transactions for the Master Portfolios and selecting the markets on or in which the transactions will be executed;

                  (d) voting, either in person or by general or limited proxy, or refraining from voting, any securities held in the Master Portfolios for any purposes; exercising or selling any subscription or conversion rights; consenting to and joining in or opposing any voting trusts, reorganizations, consolidations, mergers, foreclosures and liquidations and in connection therewith, depositing securities, and accepting and holding other property received therefor, all as may be considered appropriate by the Sub-Adviser; and

                  (e) performing other acts necessary or appropriate in connection with the proper management of the Master Portfolios, consistent with its obligations hereunder, and as may be directed by the Adviser and/or the Trust's Board of Trustees.

         In carrying out its obligations under clauses (b) to (e), inclusive, of this Paragraph 2, the Sub-Adviser shall act only as agent of the Trust and/or the Master Portfolio and shall not act as principal. The Sub-Adviser shall not be responsible for the administration of the Master Portfolio, for the execution and settlement of transactions in securities or derivative instruments nor for the custody of any such securities or instruments or documents of title and the Sub-Adviser shall not hold any money or other assets of the Master Portfolio or the Trust.

         3. CONTROL BY BOARD OF TRUSTEES. As is the case with respect to the Adviser under the Investment Advisory Agreement, any investment activities undertaken by the Sub-Adviser pursuant to this Agreement, as well as any other activities undertaken by the Sub-Adviser with respect to the Master Portfolios, shall at all times be subject to any directives of the Board of Trustees of the Trust. Without limiting the right of the Board of Trustees of the Trust to issue directives, the Board of Trustees shall take into consideration any views or opinions that may be expressed by the Adviser or Sub-Adviser in formulating policies, procedures and directives. The Sub-Adviser shall not be obligated to conform its activities to any directive of the Board of


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

Trustees of the Trust to the extent that compliance with such directive would be in contravention of any law, rule or regulation applicable to the Sub-Adviser.

         4. COMPLIANCE WITH APPLICABLE REQUIREMENTS. In carrying out its obligations under this Agreement, the Sub-Adviser shall at all times conform to:

                  (a) all applicable provisions of the 1940 Act and any rules and regulations adopted thereunder;

                  (b) the provisions of the registration statement of the Trust applicable to the Master Portfolios, as the same may be amended from time to time, under the Securities Act of 1933 and the 1940 Act;

                  (c) the Conduct of Business Rules of IMRO ("IMRO Rules") to the extent that the IMRO Rules are not inconsistent with any applicable requirements under the 1940 Act, the Advisers Act or other United States federal or state law; and

                  (d) such policies and procedures that may be established by the Board of Trustees of the Trust and communicated to the Sub-Adviser from time to time.

In addition, any code of ethics adopted by the Sub-Adviser pursuant to Rule 17j-1 under the 1940 Act shall include policies, prohibitions and procedures which substantially conform to the recommendations regarding personal investing approved by the Board of Governors of the Investment Company Institute on June 30, 1994, as such recommendations may be amended from time to time.

         5. COMPENSATION. The Adviser shall pay the Sub-Adviser, as compensation for services rendered hereunder, fees, payable monthly, at the annual rates indicated on Schedule I hereto, as such Schedule may be supplemented and amended from time to time. It is understood that the Adviser shall be responsible for the Sub-Adviser's fee for its services hereunder, and the Sub-Adviser agrees that it shall have no claim against the Trust or the Master Portfolio with respect to compensation under this Agreement. The Sub-Adviser's fees shall be pro-rated for portions of months in which sub-advisory services are provided.

         The average daily net asset value of the Master Portfolios shall be determined in the manner set forth in the Articles of Incorporation and registration statement of the Trust, as amended from time to time.

         6. ESCROW OF FEES. During the period of time commencing on the effective date of the Agreement, and continuing until the earlier of: (a) such time as an investment sub-advisory agreement among the Adviser, Gartmore Global Partners and Nations Master Investment Trust is approved by a majority of the outstanding voting securities of the Master Portfolio (the "New Investment Sub-Advisory Agreement"); or (b) the 150th day following the termination of the investment sub-advisory agreement dated August 19, 1999 among NationsBanc Advisors, Inc., Gartmore Global Partners and Nations Master Investment Trust (the "Prior Investment Sub-Advisory Agreement"), the fees payable to the Sub-Adviser under the Agreement shall be paid into an interest-bearing escrow account (the "Account") which shall be maintained by an escrow agent. Such escrow agent shall be the custodian to the Master Portfolios or another bank that


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

shall not be an affiliated party (as defined in the 1940 Act) of any of the parties hereto. All amounts paid into the Account (including interest earned on such moneys) may be paid to the Sub-Adviser only upon the approval, by a majority of the outstanding voting securities of the Master Portfolio (as defined in the 1940 Act), of the New Investment Sub-Advisory Agreement. In the event that the shareholders of the Master Portfolio fail to approve the New Investment Sub-Advisory Agreement prior to the earlier of the date specified in subpart (b) above, all moneys in the Account shall be paid to the Master Portfolio less any amounts to be paid to the Sub-Advisor which shall be the lesser of: (1) any costs incurred in performing the Agreement (plus interest earned on such amount); or (2) the total amount of moneys in the Account (plus interest earned). All parties hereto expressly acknowledge that the escrow agent may release the moneys in the Account only upon receipt of a certificate from an officer of the Trust (who shall not be an interested person of the Sub-Adviser (as defined in the 1940 Act) stating that the moneys are to be delivered to the Sub-Adviser and that the New Investment Sub-Advisory Agreement has been approved by a majority of the outstanding voting securities of the Master Portfolio (as defined in the 1940 Act) or, in the event that the shareholders of the Master Portfolio failed to approve the New Investment Sub-Advisory Agreement prior to the earlier of the date specified in subpart (b) above, that the moneys in the Account are to be delivered to the Master Portfolio.

         7. EXPENSES OF THE MASTER PORTFOLIOS. All of the ordinary business expenses incurred by the Sub-Adviser in the operations of the Master Portfolios and the offering of their shares shall be borne by the Master Portfolios unless specifically provided otherwise in this Agreement. These expenses borne by the Master Portfolios include but are not limited to brokerage commissions, taxes, legal, auditing, or governmental fees, the cost of preparing share certificates, custodian, transfer agent and shareholder service agent costs, expenses of issue, sale, redemption and repurchase of shares, Trustees and shareholder meetings, the cost of preparing and distributing reports and notices to shareholders, the fees and other expenses incurred by the Master Portfolios in connection with membership in investment company organizations and the cost of printing copies of prospectuses and statements of additional information distributed to the Master Portfolios' shareholders.

         8. EXPENSE LIMITATION. If, for any fiscal year of a Master Portfolio, the amount of the aggregate advisory fee which the Trust would otherwise be obligated to pay with respect to the Master Portfolio is reduced pursuant to expense limitation provisions of the Investment Advisory Agreement, the fee which the Sub-Adviser would otherwise receive pursuant to this Agreement shall be reduced proportionately.

         9. NON-EXCLUSIVITY. The services of the Sub-Adviser to the Adviser and the Trust with respect to the Master Portfolio are not to be deemed to be exclusive, and the Sub-Adviser shall be free to render investment advisory and administrative or other services to others (including other investment companies) and to engage in other activities. It is understood and agreed that the officers and directors of the Sub-Adviser are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers, directors or trustees of any other firm or trust, including other investment advisory companies.

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

         10. RECORDS. The Sub-Adviser shall provide to the Adviser, with respect to the orders the Sub-Adviser places for the purchases and sales of portfolio securities of the Master Portfolios, the documents and records required pursuant to Rule 31a-1 under the 1940 Act as well as such records as the Master Portfolios' administrator reasonably requests to be maintained, including, but not limited to, trade tickets and confirmations for portfolio trades. All such records shall be maintained in a form acceptable to the Master Portfolios and in compliance with the provisions of Rule 31a-1. All such records will be the property of the Master Portfolios and will be available for inspection and use by the Master Portfolios. The Sub-Adviser will promptly notify the Adviser and the Master Portfolio's administrator if it experiences any difficulty in providing the records in an accurate and complete manner.

         11. TERM AND APPROVAL. This Agreement shall become effective upon the termination date of the Prior Investment Sub-Advisory Agreement, and shall continue in effect until the earlier of: (a) such time as the New Investment Sub-Advisory Agreement is approved by a majority of the outstanding voting securities of the Master Portfolio; or (b) the 150th day following the termination of the Prior Investment Sub-Advisory Agreement.

         12. TERMINATION. This Agreement may be terminated at any time with respect to a Master Portfolio, without the payment of any penalty, by vote of the Trust's Board of Trustees or by vote of a majority of the Master Portfolio's outstanding voting securities on not more than ten (10) calendar days' written notice to the other parties to this Agreement, or by the Adviser, or by the Sub-Adviser on sixty (60) days' written notice to the other parties to this Agreement. Any party entitled to notice may waive the notice provided for herein. This Agreement shall automatically terminate in the event of its assignment, the term "assignment" for purposes of this paragraph having the meaning defined in Section 2(a)(4) of the 1940 Act.

         13. LIABILITY OF SUB-ADVISER. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the Sub-Adviser or any of its officers, directors, employees or agents, the Sub-Adviser shall not be subject to liability to the Adviser or to the Trust for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security. For purposes of this paragraph and paragraph 13, brokers or dealers selected to execute portfolio transactions for the Master Portfolio in accordance with Paragraph 2(c) hereof shall not be considered agents of the Sub-Adviser.

         14. INDEMNIFICATION. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of duties hereunder on the part of the Sub-Adviser, or any officers, directors, employees or agents thereof, the Trust hereby agrees to indemnify and hold harmless the Sub-Adviser against all claims, actions, suits or proceedings at law or in equity whether brought by a private party or a governmental department, commission, board, bureau, agency or instrumentality of any kind, (a) arising from the advertising, solicitation, sale, purchase or pledge of securities, whether of the Master Portfolios or other securities, undertaken by the Master Portfolios or the Trust's officers, Trustees, employees, agents or affiliates, or (b) resulting from any violations of the securities laws, rules, regulations, statutes and codes, whether federal or of any state, by the Master Portfolios, or the Trust's officers, Trustees, employees or affiliates.

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

         15. NOTICES. Any notices under this Agreement shall be in writing and shall be duly given if delivered, mailed (postage prepaid, effective upon receipt) or telegraphed, telexed or transmitted by similar telecommunications device (effective upon completion of transmission, with a confirming copy delivered or mailed postage prepaid) to such address or number as may be designated for the receipt of such notice, with a copy to the Trust. Until further notice, it is agreed that the address and telefax number of the Trust shall be 111 Center Street, Little Rock, Arkansas 72201, Fax No. (501) 377-2331; that of the Sub-Adviser shall be Gartmore House, 16-18 Monument Street, London EC3R 8AJ, England, Fax No. 71-782-2075; and that of the Adviser shall be c/o Mutual Fund Group, 33rd Floor, One Bank of America Plaza, Charlotte, North Carolina 28255, Fax No. (704) 388-2187.

         16. QUESTIONS OF INTERPRETATION. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the Securities and Exchange Commission issued pursuant to the 1940 Act. In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is revised by rule, regulation or order of the Securities and Exchange Commission, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

         17. IMRO RULES. Addendum A attached hereto sets forth certain requirements under the IMRO Rules which are applicable to the Sub-Adviser, that are expressly incorporated herein and made a part hereof, but only to the extent that such requirements are not inconsistent with any applicable requirements under the 1940 Act, the Advisers Act or other United States federal or state law.

         18. COUNTERPARTS. This Agreement may be executed in any manner of counterparts, each of which shall be deemed an original.


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

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in triplicate by their respective officers on the day and year first written above.


                                            NATIONS MASTER INVESTMENT TRUST,
                                            on behalf of the Master Portfolios


                                            By:  /s/  A. Max Walker
                                               ---------------------------------
                                               A. Max Walker
                                               President and Chairman of the
                                               Board of Trustees


                                            BANC OF AMERICA ADVISORS, INC.


                                            By:  /s/  Robert H. Gordon
                                               ---------------------------------
                                               Robert H. Gordon
                                               President


                                            GARTMORE GLOBAL PARTNERS


                                            By:  /s/  Chris Russell
                                               ---------------------------------
                                               Name:  Chris Russell
                                               Title: Director


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

                                   SCHEDULE I


         The Adviser shall pay the Sub-Adviser as full compensation for services provided and expenses assumed hereunder, a sub-advisory fee for each Master Portfolio, computed daily and payable monthly at the annual rates listed below as a percentage of the average daily net assets of the Master Portfolio under the Sub-Adviser's management:


         Master Portfolio                             Rate of Compensation
         ----------------                             --------------------

1. Nations International Equity Master         0.70% of average daily net assets
   Portfolio



Approved:  March 2, 2000

                                   ADDENDUM A


1. To the extent that the Sub-Adviser receives any commissions or other forms of remuneration, directly or indirectly, in connection with Master Portfolio transactions, no portion of the Sub-Adviser's accrued investment advisory fee shall be abated thereby.

2. Subject to the supervision of the Adviser and the policies and ultimate control of the Trust's Board of Trustees, the Sub-Adviser shall advise the Trust and the Adviser on the management of the Master Portfolios' investments in accordance with the terms of this Agreement and in accordance with the investment parameters (including, inter alia, percentage limitations, quality standards, investment selection criteria and types of permissible investments and investment techniques, such as borrowing, options and futures transactions, portfolio securities lending, etc.) established pursuant to the investment objectives, policies and restrictions specifically embodied in the Trust's Registration Statement on Form N-1A, and any amendments thereto, under the Securities Act of 1933 and the 1940 Act (the "Master Portfolio's Registration Statement").

3. The Sub-Adviser shall not have or maintain custody of any securities, cash or other assets of the Master Portfolios. Custody of the Master Portfolios' assets will be maintained by the custodian bank pursuant to an agreement approved by the Master Portfolios' Board of Trustees. It is expected that such custodian, or any successor thereto, will not be an "Associate" of the Sub-Adviser as that term is defined under IMRO Rules.

4. In the event the Master Portfolios or the Adviser has a significant complaint regarding the services provided by the Sub-Adviser under the Sub-Advisory Agreement by and among the Trust, the Adviser and the Sub-Adviser, a Master Portfolio officer should communicate such complaint to the Sub-Adviser, whereupon such complaint will be recorded on a standard form prepared by the Sub-Adviser for such purposes. The Sub-Adviser's complaints procedure requires that if a complaint has not been cleared within twenty-one (21) days, the Sub-Adviser must so advise IMRO and the Master Portfolio also must be advised that it has the right to issue its complaint directly with a referee appointed by IMRO.

5. The Sub-Adviser will provide to the Master Portfolios' Board of Trustees written financial reports and analyses on the Master Portfolios' securities transactions and the operations of comparable investment companies on a quarterly basis or more frequently as requested by the Board of Trustees. Such reports and analyses shall include information as at the last day of an applicable reporting period.

6. The Master Portfolios may from time to time request or instruct the Sub-Adviser, directly or through the Adviser, to act or not to act regarding certain Master Portfolio-related investment and/or operational matters. Such request or instructions will be communicated orally or in writing to the Sub-Adviser, directly or through the Adviser and will be acknowledged in the same manner in which they are communicated. To the extent that a particular request or instruction is, or may be, refused (i.e., because it (a) is in contravention of (i) a law or regulation, (ii) an investment policy of the Master Portfolio, or (iii) a provision of this Agreement or (b) is not operationally feasible), such refusal shall be communicated by the


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

    Sub-Adviser, including through the Adviser, and the Master Portfolio and the Sub-Adviser, upon advice of counsel, shall discuss alternatives and determine an appropriate course of action which will be reported to the full Board at the next meeting of the Master Portfolio's Board of Trustees for its approval.

7. Notwithstanding that all required disclosure concerning the risks associated with the Master Portfolios' permissible investments and investment techniques is included in the Master Portfolios' Registration Statement, which Statement is intended for review by the investors in the Master Portfolios and to be retained by them for future reference, with respect to the Master Portfolios' specified use of options and futures transactions, the following shall be specifically noted herein:

                  "Options and futures markets can be highly volatile and transactions of this type carry a high risk of loss. Moreover, a relatively small adverse market movement with respect to these types of transactions may result not only in loss of the original investment but also in unquantifiable further loss exceeding any margin deposited."

    Further, in managing the Master Portfolios' assets, the Sub-Adviser shall consider the risks associated with the Master Portfolio's permissible investments and investment techniques.

8. The Sub-Adviser or its representatives may from time to time recommend to the Master Portfolios or effect on behalf of the Master Portfolios with respect to Master Portfolio transactions in securities the subject of a recent new issue, the price of which transactions may have been influenced by bids made or transactions effected for the purpose of stabilizing the price of those securities. Such transactions would at all times be effected in accordance with the provisions of IMRO Rule 14 and, in particular, with the conditions of the IMRO Rule 14.02, including the requirement that the Sub-Adviser, with respect to any specific transaction, communicate to the Master Portfolio orally or in writing a statement in a form substantially similar to that which is set forth in IMRO Rule 14.02(c). In addition, with respect to these transactions, it is understood when executing this Agreement and thereafter when approving the continuance of this Agreement in accordance with its terms, that management of the Master Portfolio has carefully read the following paragraphs in order to enable Master Portfolio management to judge whether it wishes a Master Portfolio's assets to be invested at all in such securities or, if so, whether it wishes to authorize the Sub-Adviser generally to effect transactions in such securities on behalf of the Master Portfolio without further reference to Master Portfolio management or whether Master Portfolio management wishes to be consulted before any particular transaction is effected on behalf of the Master Portfolio.

    Stabilization is a process whereby the market price of a security is pegged or fixed during the period in which a new issue of securities is sold to the public. Stabilization may take place in the new issue or in other securities related to the new issue in such a way that the price of the other securities may affect the price of the new issue or vice versa.

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

    The reason stabilization is permitted is that when a new issue is brought to market the sudden glut will sometimes force the price lower for a period of time before buyers are found for the securities on offer.

    As long as it obeys a strict set of rules, the "stabilizing manager," normally the issuing house chiefly responsible for bringing a new issue to market, is entitled to buy securities in the market that it has previously sold to investors or allotted to institutions who were included in the new issue but who have decided not to continue participating. The effect of this may be to keep the price at a higher level than would otherwise be the case during the period of stabilizing.

    The rules referred to above in the immediately preceding paragraph limit the period in which the stabilizing manager may stabilize, fix the price at which it may stabilize (in the case of shares and warrants but not bonds), and require the stabilizing manager to disclose that it may be (but not that it is) stabilizing. The fact that a new issue or a related security is being stabilized does not in itself mean that investors are not interested in the issue, but neither should the existence of transactions in an issue where the stabilizing may take place be relied upon as an indication that investors are interested in the new issue or interested in purchasing at the price at which transactions are taking place.

9. A report containing the Master Portfolios' financial statements (including the contents and valuation of the Master Portfolios) shall be submitted to shareholders and to the Securities and Exchange Commission at least semi-annually. Such reports shall include information as at the last day of any semi-annual period for which such reports relate. To the extent that any performance information is included in such report, it shall conform to the standards set forth in the Master Portfolios' Registration Statement.

10. Except as permitted by or pursuant to Section 17 of the 1940 Act and the Rules promulgated thereunder, the Sub-Adviser, or an "affiliate" thereof (as that term is defined in the 1940 Act), may not effect transactions: (i) with or for the Master Portfolios in which the Sub-Adviser or such affiliate has directly or indirectly a material interest or a relationship of any kind with another party which may involve a conflict with the Sub-Adviser's responsibilities to the Master Portfolios as a sub-investment adviser; or
    (ii) with or through the agency or another person with whom the Sub-Adviser or such affiliate maintains an arrangement as described in Rule 6.01 of Chapter IV of the IMRO Rules.

11. Upon termination of the Sub-Advisory Agreement by and among the Trust, the Adviser and the Sub-Adviser, unless otherwise directed by the Master Portfolio's Board of Trustees, all securities positions and other portfolio transactions then in progress shall be transferred to the successor investment adviser selected by the Board of Trustees.

12. The Sub-Adviser shall be entitled at its discretion to disclose any information known to it relating to the Master Portfolio's business or affairs to the Securities and Investment Board or to IMRO on the terms that the information so disclosed shall not without its consent be further disclosed otherwise than is permitted in respect of Restricted Information under the provisions of Part VIII of the Financial Services Act of 1986.


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